News Release
FOR IMMEDIATE RELEASE

Media Information Contact:	Investor Relations Contacts:
Kim Doran	Chuck Coppa, CFO
Quixote Group	American Power Group Corporation
336-413-1872	781-224-2411
kdoran@quixotegroup.com	ccoppa@americanpowergroupinc.com

John Nesbett or Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200

American Power Group Corporation Reports Second Quarter Fiscal 2013 Results

•	Record Quarterly Revenue Increases 223 Percent; Gross Profit Improves to 39 Percent -
Lynnfield, MA - May 14, 2013 - American Power Group Corporation (OTCQB: APGI), today announced results for the three and six months ending March 31, 2013. Several areas of notable progress are as follows:
Financial Highlights:

•	Record Q2 revenue increased 223% versus the prior year and 112% sequentially as compared to Q1 2013.

•	Q2 gross profit of 39% as compared to 20% in the prior year and 34% in Q1 2013.

•
Entering Q3 with a backlog of more than $1.5 million; Recently announced record $1 million in revenue during month of April 2013. Backlog does not include the recently announced $500,000 of new oil and gas follow-on orders booked since April 1st.

•	Q2 loss from continuing operations, adjusted for a one-time, non-cash charge for warrant amortization was $250,000 as compared to approximately $1.05 million last year.

•	As of March 31, 2013, APG had cash of approximately $4.8 million and over $250,000 in bank line availability.
Operational:

•	Obtained 22 additional OUL EPA approvals in March 2013 - remain market leader in approvals and diversity of engine models with 110.

•
Record oil and gas shipments during Q2 brings total oil and gas unit conversions in the field to over 115 units as of March 31st with one of the industry's largest hydraulic fracturing rigs using liquefied natural gas (LNG).

•
Debuted the nation's first natural gas dual fuel glider in conjunction with Fitzgerald Glider Kits and the WheelTime Network in March 2013 and began calibration and emissions compliance development necessary for a June 2013 official product launch.

•
All eighteen WheelTime Network, LLC member companies have become APG Authorized Dealers and will begin to create an unparalleled full-service network including sales, certified installation, warranty and post-install maintenance for APG's CNG and LNG dual-fueled heavy duty vehicular conversions.

Lyle Jensen, American Power Group Corporation's President and Chief Executive Officer, stated, “We continue to execute well on our strategy to introduce and market our dual fuel technology for applications across a diverse group of industries, including oil and gas exploration and production, industrial and heavy-duty vehicular. APG's field performance, emissions compliance, and competitive pricing have been the foundation enabling us to drive our oil &

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gas industry conversions and will also enable us to accelerate our heavy-duty vehicular conversion business. We believe APG's flexible dual fuel technology can be a catalyst to increasing adoption of natural gas fueled vehicles around the world.”
Conference Call
Please join us today at 10:30 AM Eastern when we will discuss the results for the three months ended March 31, 2013. To participate, please call 1-888-481-2844 and ask for the American Power Group call using pass code 5737926. A replay of the conference call can be accessed until 11:50 PM on May 31, 2013 by calling 1-888-203-1112 and entering pass code 5737926.

Three Months ended March 31, 2013 Compared to the Three Months ended March 31, 2012

Net sales for the three months ended March 31, 2013 increased $1,279,000 or 223 percent to $1,852,000 as compared to net sales of $573,000 for the three months ended March 31, 2012. Gross profit for the three months ended March 31, 2013 was $716,000 or 39 percent of net sales as compared to a gross profit of $114,000 or 20 percent for the three months ended March 31, 2012. Selling, general and administrative expenses for the three months ended March 31, 2013 increased $555,000 or 78 percent to $1,266,000 as compared to $711,000 for the three months ended March 31, 2012 primarily due to the inclusion of $361,000 of non-cash warrant amortization expense and to a lesser extent, increased sales and marketing costs and an increased number of employees.

During the three months ended March 31, 2013, interest and financing expense decreased $378,000 or 89 percent to $47,000 as compared to $425,000 for the three months ended March 31, 2012. The decrease was due to the elimination of certain financing costs and reduced borrowings resulting from the conversion of all convertible debentures during the first half of fiscal 2012.

The loss from discontinued operations for the three months ended March 31, 2012 of $63,000 relates to the net results of our molded rubber products operations which were sold in August 2011.

Our net loss for the three months ended March 31, 2013 decreased $498,000 or 45 percent to $611,000 or ($0.01) per basic share as compared to a net loss of $1,109,000 or ($0.03) per basic share for the three months ended March 31, 2012. The calculation of net loss per share available for Common shareholders ($0.02) for the three months ended March 31, 2013 reflects the inclusion of a quarterly dividend of $187,000 paid on our 10% Convertible Preferred Stock.

Six Months ended March 31, 2013 Compared to the Six Months ended March 31, 2012

Net sales for the six months ended March 31, 2013 increased $1,758,000 or 181 percent to $2,727,000 as compared to net sales of $969,000 for the six months ended March 31, 2012. Gross profit for the six months ended March 31, 2013 was $1,017,000 or 37 percent of net sales as compared to $104,000 or 11 percent of net sales for the six months ended March 31, 2012. Selling, general and administrative expenses for the six months ended March 31, 2013 increased $678,000 or 46 percent to $2,149,000 as compared to $1,471,000 for the six months ended March 31, 2012. The increase was primarily due to the inclusion of $393,000 of non-cash warrant amortization expense and to a lesser extent, increased sales and marketing costs and an increased number of employees.

During the six months ended March 31, 2013, interest and financing expense decreased $693,000 or 89 percent to $87,000 as compared to $780,000 for the six months ended March 31, 2012. The decrease was due to the elimination of certain financing costs and reduced borrowings resulting from the conversion of all convertible debentures during the first half of fiscal 2012.

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The loss from discontinued operations for the six months ended March 31, 2012 of $63,000 relates to the net results of our molded rubber products operations which were sold in August 2011.
Our net loss for the six months ended March 31, 2013 decreased $1,003,000 or 45 percent to $1,250,000 or ($0.03) per basic share as compared to a net loss of $2,253,000 or ($0.06) per basic share for the six months ended March 31, 2012. The calculation of net loss per share available for Common shareholders ($0.04) for the six months ended March 31, 2013 of reflects the inclusion of quarterly dividends of $400,000 paid on our 10% Convertible Preferred Stock.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012

Net sales	$1,852,000	$573,000	$2,727,000	$969,000
Cost of sales	1,136,000	459,000	1,710,000	865,000
Gross profit	716,000	114,000	1,017,000	104,000
Selling, general and administrative	1,266,000	711,000	2,149,000	1,471,000
Operating loss from continuing operations	(550,000)	(597,000)	(1,132,000)	(1,367,000)
Other income (expense):
Interest and financing expense	(47,000)	(425,000)	(87,000)	(780,000)
Other, net	(14,000)	(24,000)	(31,000)	(43,000)
Other expense, net	(61,000)	(449,000)	(118,000)	(823,000)
Loss from continuing operations	(611,000)	(1,046,000)	(1,250,000)	(2,190,000)
Discontinued operations:
Loss on disposal of discontinued operations	--	(63,000)	--	(63,000)
	--	(63,000)	--	(63,000)
Net loss	(611,000)	(1,109,000)	(1,250,000)	(2,253,000)
10% Convertible Preferred dividends	(187,000)	--	(400,000)	--
Net loss available to Common shareholders	$(798,000)	$(1,109,000)	$(1,650,000)	$(2,253,000)
Loss from continuing operations per share - basic and diluted	$ (0.01)	$ (0.03)	$ (0.03)	$(0.06)
Loss from discontinued operations per share - basic and diluted	--	--	--	--
Net loss per Common share - 10% Convertible Preferred dividend	(0.01)	--	--	--
Net loss attributable to Common shareholders per share - basic and diluted	$ (0.02)	$ (0.03)	$ (0.04)	$ (0.06)
Weighted average shares outstanding - basic and diluted	46,354,000	35,700,000	45,972,000	36,150,000

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Condensed Consolidated Balance Sheet Data

	March 31, 2013	September 30, 2012
Assets
Current assets	$7,014,000	$6,054,000
Property, plant and equipment, net	963,000	339,000
Other assets	3,427,000	2,697,000
	$11,404,000	$9,090,000
Liabilities and Stockholders' Equity
Current liabilities	$3,594,000	$1,528,000
Notes payable, net of current portion	556,000	2,079,000
Obligations due under lease settlement, net of current portion	506,000	506,000
Stockholders' equity	6,748,000	4,977,000
	$11,404,000	$9,090,000

About American Power Group Corporation
American Power Group's alternative energy subsidiary, American Power Group, Inc., provides a cost-effective patented Turbocharged Natural Gas™ conversion technology for vehicular, stationary and off-road mobile diesel engines. American Power Group's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: (1) diesel fuel and liquefied natural gas; (2) diesel fuel and compressed natural gas; (3) diesel fuel and pipeline or well-head gas; and (4) diesel fuel and bio-methane, with the flexibility to return to 100% diesel fuel operation at any time. The proprietary technology seamlessly displaces up to 80% of the normal diesel fuel consumption with the average displacement ranging from 40% to 65%. The energized fuel balance is maintained with a proprietary read-only electronic controller system ensuring the engines operate at original equipment manufacturers' specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications require no engine modifications unlike the more expensive invasive fuel-injected systems in the market. See additional information at: www.americanpowergroupinc.com.
Caution Regarding Forward-Looking Statements and Opinions
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, results of future operations, difficulties or delays in developing or introducing new products and keeping them on the market, the results of future research, lack of product demand and market acceptance for current and future products, adverse events, product changes, the effect of economic conditions, the impact of competitive products and pricing, governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the results of litigation, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2012 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.